UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 26, 2006

NFINANSE INC.
(Exact name of registrant specified in its charter)
Nevada	000-33389	65-1071956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6015 31st Street East, Bradenton, Florida		34203
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code:	(941) 753-2875
Not applicable.
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 20, 2006, nFinanSe Inc. (the “Company”) filed with the Secretary of State of the State of Nevada a Certificate of Amendment (the “Certificate”) to the Company’s Amended and Restated Articles of Incorporation. The Certificate was filed pursuant to Section 78.209 of the Nevada Revised Statutes and is effective as of December 26, 2006 (the “Effective Date”). The Certificate effects a 1-for-20 reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 (the “Reverse Split”). As of the Effective Date, every 20 shares of the Company’s issued and outstanding common stock automatically converted to one share of common stock. No fractional shares were issued in connection with the Reverse Split. Cash will be paid in lieu of fractional shares. The Reverse Split did not alter any voting rights or other terms of the Company’s common stock. Beginning December 26, 2006, as a result of the Reverse Split and the Company’s previously announced name change from Morgan Beaumont, Inc. to nFinanSe Inc., the Company’s common stock will trade on the OTC Bulletin Board under the new trading symbol NFSE.

A copy of the Certificate is attached hereto as Exhibit 99.1 and incorporated into this Item 5.03 by reference.

Item 7.01. Regulation FD Disclosure.

On December 19, 2006, the Company issued a press release announcing the Reverse Split described in Item 5.03 above. A copy of the press release issued by the Company is attached hereto as Exhibit 99.2 and is incorporated into this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 - Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on December 20, 2006.

99.2 - Press release dated December 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NFINANSE, INC.

Date:	December 27, 2006	By:	/s/ JERRY WELCH
Name: Jerry Welch Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on December 20, 2006.

99.2	Press release dated December 19, 2006.